Exhibit 99

Contact:	Tabrina Davis ComEd Media Relations 312-394-3500
ComEd Files Rate Case Proposal with Illinois Commerce Commission
Delivery service request marks first general rate case in nine years
CHICAGO (August 31, 2005) ComEd today will file a proposal with the Illinois Commerce Commission (ICC) seeking approval of its first general rate case in nine years. The impact of the delivery service rate request will be reflected as an increase of approximately 6 percent on the average residential customer bill. The request is part of the Illinois electricity restructuring process.
Since 1997, ComEd’s rates for residential customers have been reduced 20 percent and frozen at that level under the Electric Service Customer Choice and Rate Relief Law, established by the Illinois General Assembly. The 20 percent rate cut and freeze, one of the largest and longest in the country, resulted in more than $3 billion of savings for Illinois consumers. However, during that time, ComEd’s cost to deliver electricity has gone up.
“In the last nine years, our costs have risen, the region has grown, and customer demand has increased,” explained Anne Pramaggiore, vice president of regulatory and strategic services for ComEd. “Prices for most other goods and services that people buy—such as gas, groceries, healthcare and housing—have increased considerably. But ComEd’s rates have stayed the same.”
Since 2001, ComEd has spent $3 billion to improve and maintain its system, increase reliability and keep up with growing demand for electricity in northern Illinois. Nearly half of that investment has gone toward expanding the delivery system and adding new capacity to address load growth. ComEd’s investments have improved reliability. Since 1998, ComEd has slashed the number of outages by 44 percent, and the duration of outages has been cut in half.
“We must adjust delivery service rates to continue investing in the system to maintain reliability and to keep pace with the increased demand that comes with our service territory’s growth,” Pramaggiore noted.
The delivery service rate increase request is related only to the costs that ComEd incurs to deliver electricity to its customers. This portion of customers’ bills represents approximately 30 to 40 percent of the total electric bill for residential customers. For an average residential customer with a
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$60 monthly bill, the impact would be about $3.60 per month, a 6 percent increase. Subject to the approval of the ICC, the rate increase would not take effect until Jan. 2, 2007.
The Electric Service Customer Choice and Rate Relief Law fully transitions Illinois to an open and competitive market for electricity by 2007. At that time, ComEd and other Illinois utilities must buy power on the open market. To facilitate this market development, ComEd became a transmission and distribution company and no longer owns any generation. Today, more than 45 percent of ComEd’s large, non-residential customer load is now being served by alternate suppliers. Some of these customers are reporting savings of up to 15 percent.
As a method to purchase power for its customers, ComEd has proposed a competitive bidding process known as a “reverse auction,” which will yield the lowest available market price for power. Under this approach, successive rounds of bidding by qualified wholesale energy suppliers drive the price for energy lower. The process is open and transparent, will be monitored by the ICC and an independent expert, and the lowest bidders win. ComEd’s proposal is now being considered by the ICC.
“We are committed to using the best possible process to obtain the lowest available market price for our customers,” emphasized Frank M. Clark, president of ComEd. “In addition, we are committed to avoiding rate shock for our most vulnerable customers. Towards this end, we are fully prepared to work with various stakeholders to address this critical need.”
Though future market prices are unknown, given current market trends, it is likely that ComEd’s cost to buy energy will increase and may add approximately 10 percent to customers’ bills. ComEd will pass through the energy cost to its customers without mark-up.
Both ComEd’s procurement and rate case filings are part of the transition to the “Post 2006” electricity marketplace.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC) one of the nation’s largest electric utilities with more than $14 billion in revenues and a customer base of five million. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.